Exhibit 99.1

IA GLOBAL CLOSES ACQUISITION OF ZEST CORPORATION CO LTD; ANNUALIZED REVENUES OF $37 MILLION

SAN FRANCISCO, CA. November 29, 2010/Business Wire

IA Global, Inc. (OTCQB: IAGI.OB) (the “Company”) announced the closing of the acquisition of Zest Corporation Co Ltd and Zest Home Co Ltd (“Zest”), both Japanese companies, from Kansai Trust Co Ltd. As reported in our June 20, 2010 announcement, Zest was profitable and had reported revenues of over $28 million during the year ended March 31, 2010.

Zest is engaged in the custom home design and construction business for middle class families looking for high quality at reasonable prices.  Zest operates out of 3 locations in Central Japan (Himeji, Tatsuno, and Kakogawa) under an exclusive license from Universal Home Co Ltd.

Zest was acquired for the equivalent of 80,000,000 JPY or approximately $890,000 at the current exchange rates. The acquisition was financed through the issuance of 666,667 shares of IAGI common stock (or the equivalent of 60,000,000 JPY at $1.00 per share) with the balance through debt.

“The acquisition of Zest is expected to significantly boost to our revenues from approximately $11 million to approximately $37 million on an annual basis.  In addition, Zest balances our global services portfolio by adding a real estate component to our auto parts (Car Planner Co Ltd) and video gaming (Johnny Co Ltd) holdings.” stated Brian Hoekstra, CEO of IA Global, Inc.

About IA Global, Inc.

IA Global is a global services and outsourcing company focused on growing existing businesses and expansion through global mergers and acquisitions.  The Company is utilizing its current partnerships to acquire growth businesses in target sectors and markets.  The Company is actively in discussions with businesses that would benefit from our business acumen and marketing expertise, knowledge of Asian markets, and technology infrastructure.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects.  Forward-looking statements in this press release reflect the good faith judgment of our management and are based on facts and factors currently known to us. Forward-looking statements are subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements as a result of either the matters set forth or incorporated in this press release generally or certain economic and business factors, some of which may be unknown to and/or beyond the control of IA Global.  Specifically, we are exposed to various risks related to revenue projections, legal claims, our need for additional financing and our Ascendiant line of credit, our level of indebtedness, declining economic conditions, our controlling shareholder groups, the sale of significant numbers of our shares and volatility in the market price of our common stock.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  We do not undertake, and we expressly disclaim, any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.